Exhibit 15.1

April 25, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen,

We have read Item 16F of China Eastern Airlines Corporation Limited’s Annual Report on Form 20-F for the year ended December 31, 2017 and are in agreement with the statements contained in the first to fifth paragraphs of (a) on page 125 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully,

/s/ Ernst & Young

Hong Kong